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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13D


                   Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*


                              NEOPROBE CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   640518106
--------------------------------------------------------------------------------
                                 (CUSIP Number)
Mr. Stanley Knowlton                                         John E. Osnato, Esq
Knowlton Brothers, Inc.                                      Kavanagh Maloney &
530 Fifth Avenue                                             Osnato LLP
New York  NY  10036                                          415 Madison Avenue
(212) 764-3602                                               New York, NY  10017
                                                             (212) 207-8400
--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)



                                November 2, 1998
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of This Statement)


     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3), or (4), check the following box [_].

Check the following box if a fee is being paid with the statement [_]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more htan five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporitng beneficial ownership of five percent or less of such class.) (See Rule 13d-7)

Note: Six Copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 36 Pages

                                  SCHEDULE 13D


CUSIP No.  640518106                                          Page 2 of 36 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


     The  Family Partnership, L.P.
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*


     WC
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     Delaware
________________________________________________________________________________
               7    SOLE VOTING POWER


  NUMBER OF         0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         0

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     0


________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     0.0%


________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.  640518106                                          Page 3 of 36 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


     The  Frontier Partnership, L.P.
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*


     WC
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     Delaware
________________________________________________________________________________
               7    SOLE VOTING POWER


  NUMBER OF         0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         0

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     0


________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     0.0%


________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
        (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTENTION.

                                  SCHEDULE 13D


CUSIP No.  640518106                                          Page 4 of 36 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


     The  Darwin Partnership, L.P
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*


     WC
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     Delaware
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         232,700

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         232,700

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     232,700

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     1.01%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION.

CUSIP No.  640518106                                          Page 5 of 36 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


     The Flagship Partners, Ltd
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*


     00
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     British Virgin Islands
________________________________________________________________________________
               7    SOLE VOTING POWER


  NUMBER OF         0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         0

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     0


________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     0.0%


________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.  640518106                                          Page 6 of 36 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


     Darwin Offshore Partners, Ltd.
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*


     WC
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     British Virgin Islands
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         17,800

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         17,800

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     17,800

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.07%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.  640518106                                          Page 7 of 36 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSON
     S.S. or S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


     Barker, Lee & Co., Limited Partnership
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*


     WC
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     Connecticut
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         152,000

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         152,000

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     152,000

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.66%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.  640518106                                          Page 8 of 36 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


     J.M.R. Barker Foundation
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*


     WC
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     New York
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         120,400

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         120,400

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     120,400

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.53%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.  640518106                                          Page 9 of 36 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


     Quaker Hill Associates, L.P.
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*


     WC
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     Delaware
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         36,900

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    36,900
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     36,900

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.16%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.  640518106                                         Page 10 of 36 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


     Upland Associates L.P.
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*


     WC
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     Delaware
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         86,400

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         86,400

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     86,400

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.38%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.  640518106                                         Page 11 of 36 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


     Namakagon Associates, L.P.
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*


     WC
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     Delaware
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         229,200

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         229,200

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     229,200

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     1.01%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.  640518106                                         Page 12 of 36 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


     Family Partners & Co.
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*


     WC
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     New York
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF


   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    0
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    0

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     0


________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     0.0%


________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.  640518106                                         Page 13 of 36 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


     Frontier Partners & Co.
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*


     WC
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     New York
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF


   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    0
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    0

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     0


________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     0.0%


________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.  640518106                                         Page 14 of 36 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


     Knowlton Brothers, Inc.
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*


     WC
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     New York
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING


   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    17,800


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     17,800


________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     0.07%


________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.  640518106                                         Page 15 of 36 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


     Knowlton Associates, Inc.
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*


     WC
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     New York
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING


   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    0


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     0


________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     0%


________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.  640518106                                         Page 16 of 36 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


     Hugh Knowlton Trust For The Benefit of Erica Knowlton
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*


     00
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     New York
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         30,000

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         30,000

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     30,000

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.13%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     00

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.  640518106                                         Page 17 of 36 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


     Winthrop Knowlton
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*


     WC
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     USA
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         16,060

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         16,060


   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    296,560


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     296,560


________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     1.29%


________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.  640518106                                         Page 18 of 36 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


     Stanley Knowlton
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*


     WC
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     USA
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         16,900

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         16,900


   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    267,400


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     267,400


________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  [_]



________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     1.17%


________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.  640518106                                         Page 19 of 36 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


     Christopher Knowlton
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*


     WC
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     USA
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         3,000

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         3,000

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    235,700

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     235,700

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     1.02%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.  640518106                                         Page 20 of 36 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


     Robert R. Barker
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*


     WC
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     USA
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    591,500

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     591,500

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     2.58%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.  640518106                                         Page 21 of 36 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


     Dwight E. Lee
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*


     WC and PF
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     USA
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         21,800

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         21,800

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    999,800

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     999,800

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     4.37%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION.

                                                             Page 22 of 36 Pages




                         AMENDMENT NO. 4 TO SCHEDULE 13D


Item 1.   Security and Issuer


     The class of equity securities to which this Amendment No. 4 to Schedule 13D relates is the Common Stock, $.001 par value ("Common Stock") of Neoprobe Corporation, a Delaware corporation (the "Issuer"), whose principal executive offices are located at 425 Metro Place North, Suite 400, Dublin, Ohio 43017. As a result of the sales of the Common Stock reported in this Amendment No. 4, the Reporting Persons, as a group and individually, ceased to be the beneficial owner of 5% or more of the Common Stock on November 2, 1998.


Item 2.   Identity and Background

     (a) - (c) and (f). The persons filing this statement are: The Family Partnership, L.P., a Delaware limited partnership (the "Family Partnership"), The Frontier Partnership, L.P., a Delaware limited partnership (the "Frontier Partnership"), The Darwin Partnership, L.P., a Delaware limited partnership (the "Darwin Partnership"), Flagship Partners, Ltd., a British Virgin Islands corporation ("Flagship"), Darwin Offshore Partners, Ltd., a British Virgin Islands corporation ("Darwin, Ltd."), Barker, Lee & Co., Limited Partnership, a Connecticut limited partnership ("Barker, Lee & Co."), the J.M.R. Barker
Foundation, a New York not-for-profit corporation (the "Foundation"), Quaker Hill Associates, L.P., a Delaware limited partnership ("Quaker Hill"),

                                                             Page 23 of 36 Pages



Upland Associates, L.P., a Delaware limited partnership ("Upland"), Namakagon Associates, L.P., a Delaware limited partnership ("Namakagon"), Family Partners & Co., a New York general partnership (the "Family GP"), Frontier Partners & Co., a New York general partnership (the "Frontier GP" and, together with the Family GP, the "GPs"), Knowlton Brothers, Inc., a New York corporation ("KBI"), Knowlton Associates, Inc., a New York corporation ("KAI"), Hugh Knowlton Trust For The Benefit of Erica Knowlton (the "Trust"), Winthrop Knowlton ("WK"), Stanley Knowlton ("SK"), Christopher Knowlton ("CK"), Robert R. Barker ("RB") and Dwight E. Lee ("DL") (collectively, the "Reporting Persons").


Item 5.   Interest in Securities of the Issuer


     (a) The Reporting Persons own beneficially an aggregate amount of 963,160 shares of Common Stock, constituting approximately 4.21% of the shares of the Common Stock outstanding, as reflected in information obtained directly from the Issuer.

     The Family Partnership is no longer the beneficial owner of shares of Common Stock. The Frontier Partnership is no longer the beneficial owner of shares of Common Stock. The Darwin Partnership is the beneficial owner of 232,700 shares of Common Stock owned by it directly. Flagship is no longer the beneficial owner of shares of Common Stock. Darwin, Ltd. is the owner of 17,800 shares of Common Stock owned by it directly. Barker, Lee & Co. is the owner of 152,000 shares of Common Stock owned by it directly. The Foundation is the owner of 120,400 shares of Common Stock owned by it directly. Quaker Hill is the owner of 36,900

                                                             Page 24 of 36 Pages


shares of Common Stock owned by it directly. Upland is the owner of 86,400 shares of Common Stock owned by it directly. Namakagon is the owner of 229,200 shares of Common Stock owned by it directly.


     The Family GP, the sole general partner of the Family Partnership, is no longer a beneficial owner of shares of Common Stock.

     The Frontier GP, the sole general partner of the Frontier Partnership, is no longer a beneficial owner of shares of Common Stock.

     KBI may be deemed to be the beneficial owner of 17,800 shares of Common Stock owned by Darwin, Ltd., because it is the investment advisor to Darwin, Ltd. KBI disclaims beneficial ownership of shares of Common Stock that represent the interests of the members of Darwin, Ltd.


     The Trust is the beneficial owner of 30,000 shares of Common Stock owned by it directly.


     WK may be deemed to be the beneficial owner of 296,560 shares of Common Stock, (i) 232,700 shares of which are owned by the Darwin Partnership and may be deemed to be owned by WK because he is a general partner of the Darwin Partnership, (ii) 17,800 shares of which are owned by Darwin, Ltd., and may be deemed to be owned by him because he is a managing director of KBI, the investment advisor to Darwin Ltd., (iii) 30,000 shares of which are owned by the Trust and may be deemed to be owned by WK because WK is one of the two trustees of the Trust, and (iv) 16,000 shares of

                                                             Page 25 of 36 Pages



which are owned directly by WK through an IRA account and 60 shares of which are owned directly by WK in his individual account. WK disclaims beneficial ownership of those shares of Common Stock which represent the interests of the other partners of the Darwin Partnership, the interests of the members of Darwin, Ltd., and the interests of the Trust.

     SK may be deemed to be the beneficial owner of 267,400 shares of Common Stock, (i) 232,700 shares of which are owned by the Darwin Partnership and may be deemed to be owned by SK because he is a general partner of the Darwin Partnership, (ii) 17,800 shares of which are owned by Darwin, Ltd., and may be deemed to be owned by him because he is a managing director of KBI, the investment advisor to Darwin, Ltd., (iii) 16,700 shares of which are owned directly by SK in his own account and through an IRA account, and (iv) 200 shares of which are owned by Calvin Fowler Knowlton, his son, and may be deemed to be owned by him because they are held in an account over which he is custodian. SK disclaims beneficial ownership of those shares of Common Stock which represent the interests of the members of Darwin, Ltd., and those shares owned by his son.


     CK may be deemed to be the beneficial owner of 235,700 shares of Common Stock, (i) 232,700 shares of which are owned by the Darwin Partnership and may be deemed to be owned by CK because he is a general partner of the Darwin Partnership, and (ii) 3,000 shares of which are owned directly by CK through an IRA account. CK disclaims beneficial ownership of those shares of Common Stock

                                                             Page 26 of 36 Pages


which represent the interests of the other partners of the Darwin Partnership.

     RB may be deemed to be the beneficial owner of 591,500 shares of Common Stock, (i) 471,100 shares of which are owned by the Darwin Partnership, Barker, Lee & Co. and Upland and may be deemed to be owned by RB because he is a general partner of each such entity, and (ii) 120,400 shares of which are owned by the Foundation and may be deemed to be owned by RB because he is the President of the Foundation. RB disclaims beneficial ownership of those shares of Common Stock which represent the interests of the other partners of the Darwin Partnership, Barker, Lee & Co. and Upland and all of the shares of Common Stock owned by Foundation.

     DL may be deemed to be the beneficial owner of 999,800 shares of Common Stock, (i) 857,600 shares of which are owned by the Darwin Partnership, Barker, Lee & Co., Quaker Hill, Upland and Namakagon and may be deemed to be owned by DL because he is a general partner of each such entity, (ii) 120,400 shares of which are owned by the Foundation and may be deemed to be owned by DL because he is a Vice President of the Foundation, and (iii) 21,800 of which are owned directly by DL through IRA accounts. DL disclaims beneficial ownership of those shares of Common Stock which represent the interests of the other partners of the Darwin Partnership, Barker, Lee & Co., Quaker Hill, Upland and Namakagon and all of the shares of Common Stock owned by the Foundation.

     (b) See pages 2 through 21 of this Schedule 13D.

                                                             Page 27 of 36 Pages



     (c) Within the period from September 7, 1998 through the date hereof, the Reporting Persons purchased shares of Common Stock and Warrants on the dates, in the amounts and at the prices per share set forth on Schedule 1 attached hereto and incorporated by reference herein. All such purchases were made through NASDAQ.

     (e) The Reporting Persons, as a group and individually, ceased to be the beneficial owner of 5% or more of the Common Stock on November 2, 1998.


Item 7.   Materials to be Filed as Exhibits


     Exhibit A -- Joint Filing Agreement, dated November 2, 1998.

                                                             Page 28 of 36 Pages


                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


Dated:  November 2, 1998



THE FRONTIER PARTNERSHIP, L.P.                    THE FAMILY PARTNERSHIP, L.P.

By: Frontier Partners & Co.,                      By: Family Partners & Co.,
      as general partner                                as general partner

   By: Knowlton Brothers, Inc.,                     By: Knowlton Brothers, Inc.,
        as general partner                                as general partner


By:  /s/ Stanley Knowlton                         By:  /s/ Stanley Knowlton
     --------------------                              --------------------
      Name: Stanley Knowlton                            Name: Stanley Knowlton
      Title: President                                  Title: President


THE DARWIN PARTNERSHIP, L.P.                      DARWIN OFFSHORE PARTNERS, LTD.

                                                  By: Knowlton Brothers, Inc.,
By:  /s/ Stanley Knowlton                                as Investment Advisor
    --------------------
      Name: Stanley Knowlton
      Title: General Partner
                                                  By:  /s/ Stanley Knowlton
                                                        --------------------
                                                        Name: Stanley Knowlton
                                                        Title: President
BARKER, LEE & CO.

By:  /s/ Dwight E. Lee                            QUAKER HILL ASSOCIATES, L.P.
     -----------------
      Name: Dwight E. Lee                         By:  /s/ Dwight E. Lee
      Title: General Partner                           -----------------
                                                        Name: Dwight E. Lee
                                                        Title: General Partner
J.M.R. BARKER FOUNDATION

By:  /s/ Dwight E. Lee
     -----------------
      Name: Dwight E. Lee
      Title: Vice President

                                                             Page 29 of 36 Pages


UPLAND ASSOCIATES, L.P.                           NAMAKAGON ASSOCIATES, L.P.


By:  /s/ Dwight E. Lee                             By:  /s/ Dwight E. Lee
     --------------------------                       -------------------------
      Name: Dwight E. Lee                                Name: Dwight E. Lee
      Title: General Partner                             Title: General Partner



FLAGSHIP PARTNERS, LTD.                           FAMILY PARTNERS & CO.

By: Knowlton Brothers, Inc.,                      By: Knowlton Brothers, Inc.,
      as Investment Advisor                             as general partner


By:  /s/ Stanley Knowlton                         By:   /s/ Stanley Knowlton
     -------------------------                         -------------------------
      Name: Stanley Knowlton                             Name: Stanley Knowlton
      Title: President                                   Title: President



FRONTIER PARTNERS & CO.                           KNOWLTON BROTHERS, INC.

By: Knowlton Brothers, Inc.,
      as general partner                          By:   /s/ Winthrop Knowlton
                                                       -------------------------
                                                         Name: Winthrop Knowlton
                                                         Title: Chairman
By:  /s/ Winthrop Knowlton
     -------------------------
      Name: Winthrop Knowlton
      Title: Chairman                                   /s/ Winthrop Knowlton
                                                       -------------------------
                                                            WINTHROP KNOWLTON
KNOWLTON ASSOCIATES, INC.

                                                        /s/ Christopher Knowlton
                                                       -------------------------
By:  /s/ Winthrop Knowlton                                  CHRISTOPHER KNOWLTON
     -------------------------
      Name: Winthrop Knowlton
      Title: Chairman

                                                        /s/ Robert R. Barker
                                                       -------------------------
     /s/ Stanley Knowlton                                   ROBERT R. BARKER
     -------------------------
         STANLEY KNOWLTON


     /s/ Dwight E. Lee                            HUGH KNOWLTON TRUST FOR THE
     -------------------------                    BENEFIT OF ERICA KNOWLTON
         DWIGHT E. LEE



                                                  By:   /s/ Winthrop Knowlton
                                                       -------------------------
                                                         Name: Winthrop Knowlton
                                                         Title: Trustee

                                                             Page 30 of 36 Pages



                                   SCHEDULE 1


                          Transactions in Common Stock
                                of Neoprobe Corp.
                         Effected Since October 14, 1998

                          THE FAMILY PARTNERSHIP, L.P.

                                 No. of Shares                  Cost (Sales
                                of Common Stock                 Price) Per
Trade Date                           Sold                         Share
----------                      ---------------                 -----------

 10/28/98                           26,000                        $ 1.26
 10/29/98                           13,000                        $ 1.20
 10/30/98                            8,400                        $ 1.21
 10/30/98                            5,000                        $ 1.21
 10/30/98                            2,000                        $ 1.21
 10/30/98                            4,000                        $ 1.21
 10/30/98                            5,000                        $ 1.21
 10/30/98                            8,000                        $ 1.21
 10/30/98                            5,000                        $ 1.21
 10/30/98                            6,000                        $ 1.21
 10/30/98                            2,000                        $ 1.21
 10/30/98                            9,000                        $ 1.21
 10/30/98                           23,000                        $ 1.21
 10/30/98                            8,000                        $ 1.21
 10/30/98                            6,200                        $ 1.21
 11/2/98                             3,800                        $ 1.31
 11/2/98                             4,000                        $ 1.31
 11/2/98                             4,000                        $ 1.31
 11/2/98                             5,000                        $ 1.31
 11/2/98                            10,000                        $ 1.31
 11/2/98                             6,000                        $ 1.31
 11/2/98                            10,000                        $ 1.31
 11/2/98                             9,000                        $ 1.31
 11/2/98                             6,000                        $ 1.31
 11/2/98                             1,000                        $ 1.31
 11/2/98                            24,000                        $ 1.31
 11/2/98                             5,000                        $ 1.31
 11/2/98                             9,000                        $ 1.31
 11/2/98                             1,000                        $ 1.31

                                                             Page 31 of 36 Pages


                         THE FRONTIER PARTNERSHIP, L.P.

                                 No. of Shares                  Cost (Sales
                                of Common Stock                 Price) Per
Trade Date                           Sold                         Share
----------                      ---------------                 -----------

 10/28/98                            6,900                        $ 1.26
 10/28/98                            5,000                        $ 1.26
 10/28/98                            3,000                        $ 1.26
 10/28/98                            2,000                        $ 1.26
 10/29/98                            2,000                        $ 1.20
 10/28/98                            6,000                        $ 1.20
 10/29/98                            2,000                        $ 1.20
 10/30/98                            1,000                        $ 1.21
 10/30/98                            6,000                        $ 1.21
 10/30/98                            2,000                        $ 1.21
 10/30/98                            2,000                        $ 1.21
 10/30/98                            8,000                        $ 1.21
 10/30/98                           26,000                        $ 1.21
 10/30/98                            8,000                        $ 1.21
 10/30/98                           10,000                        $ 1.21
 10/30/98                            3,300                        $ 1.21
 11/2/98                               700                        $ 1.31
 11/2/98                             4,000                        $ 1.31
 11/2/98                             6,000                        $ 1.31
 11/2/98                             5,000                        $ 1.31
 11/2/98                             7,000                        $ 1.31
 11/2/98                             3,000                        $ 1.31
 11/2/98                             5,000                        $ 1.31
 11/2/98                             8,000                        $ 4.31
 11/2/98                             4,000                        $ 1.31
 11/2/98                               500                        $ 1.31
 11/2/98                            19,000                        $ 1.31
 11/2/98                             4,000                        $ 1.31
 11/2/98                             7,000                        $ 1.31
 11/2/98                             1,000                        $ 1.31


                             FLAGSHIP PARTNERS, LTD.

                                 No. of Shares                  Cost (Sales
                                of Common Stock                 Price) Per
Trade Date                           Sold                          Share
----------                      ---------------                 -----------

 10/28/98                            3,500                        $ 1.26
 10/28/98                            3,000                        $ 1.26
 10/28/98                              600                        $ 1.26
 10/29/98                            2,400                        $ 1.20
 10/29/98                            1,000                        $ 1.20
 10/29/98                            2,600                        $ 1.20
 10/30/98                              400                        $ 1.21

                                                             Page 32 of 36 Pages


 10/30/98                            2,000                        $ 1.21
 10/30/98                            2,000                        $ 1.21
 10/30/98                            1,000                        $ 1.21
 10/30/98                            3,000                        $ 1.21
 10/30/98                            7,000                        $ 1.21
 10/30/98                            3,000                        $ 1.21
 10/30/98                            5,000                        $ 1.21
 10/30/98                            2,000                        $ 1.21
 10/30/98                            2,000                        $ 1.21
 10/30/98                            2,000                        $ 1.21
 10/30/98                            3,000                        $ 1.21
 10/30/98                            1,000                        $ 1.21
 10/30/98                            3,000                        $ 1.21
 10/30/98                            3,000                        $ 1.21
 10/30/98                              500                        $ 1.21
 10/30/98                            5,400                        $ 1.21
 11/2/98                             2,600                        $ 1.31
 11/2/98                             1,000                        $ 1.31
 11/2/98                            10,000                        $ 1.31
 11/2/98                            12,000                        $ 1.31
 11/2/98                             3,000                        $ 1.31
 11/2/98                             1,000                        $ 1.31

                                                             Page 33 of 36 Pages



                                    EXHIBIT A

                             JOINT FILING AGREEMENT

     The Family Partnership, L.P., The Frontier Partnership, L.P., The Darwin Partnership, L.P., Flagship Partners, Ltd., Darwin Offshore Partners, Ltd., Barker, Lee & Co., the J.M.R. Barker Foundation, Quaker Hill Associates, L.P., Upland Associates, L.P., Namakagon Associates, L.P., Family Partners & Co., Frontier Partners & Co., Knowlton Brothers, Inc., Knowlton Associates, Inc., Hugh Knowlton Trust For The Benefit of Erica Knowlton, Winthrop Knowlton, Stanley Knowlton, Christopher Knowlton, Robert R. Barker and Dwight E. Lee each hereby agree that the Schedule 13D filed herewith and any amendments thereto relating to the acquisition of shares of Common Stock of Neoprobe Corporation is filed jointly on behalf of each such person.


Dated: November 2, 1998



                                                 THE FAMILY PARTNERSHIP, L.P.

                                                 By: Family Partners & Co.,
                                                       as general partner

                                                    By: Knowlton Brothers, Inc.,
                                                          as general partner


                                                 By: /s/ Stanley Knowlton
                                                     ---------------------------
                                                      Name: Stanley Knowlton
                                                      Title: President

                                                             Page 34 of 36 Pages


                                                  THE FRONTIER PARTNERSHIP, L.P.

                                                  By: Frontier Partners & Co.,
                                                         as general partner

                                                    By: Knowlton Brothers, Inc.,
                                                           as general partner


                                                  By:  /s/ Stanley Knowlton
                                                       -------------------------
                                                        Name: Stanley Knowlton
                                                        Title: President


                                                  THE DARWIN PARTNERSHIP, L.P.


                                                  By:  /s/ Stanley Knowlton
                                                       -------------------------
                                                        Name: Stanley Knowlton
                                                        Title: General Partner


                                                  BARKER, LEE & CO.


                                                  By:  /s/ Dwight E. Lee
                                                       -------------------------
                                                        Name: Dwight E. Lee
                                                        Title: General Partner


                                                  J.M.R. BARKER FOUNDATION


                                                  By:  /s/ Dwight E. Lee
                                                       -------------------------
                                                        Name: Dwight E. Lee
                                                        Title: Vice President


                                                  QUAKER HILL ASSOCIATES, L.P.


                                                  By:  /s/ Dwight E. Lee
                                                       -------------------------
                                                        Name: Dwight E. Lee
                                                        Title: General Partner


                                                  UPLAND ASSOCIATES, L.P.


                                                  By:  /s/ Dwight E. Lee
                                                       -------------------------
                                                        Name: Dwight E. Lee
                                                        Title: General Partner

                                                             Page 35 of 36 Pages


                                            NAMAKAGON ASSOCIATES, L.P.

                                            By:  /s/ Dwight E. Lee
                                                 ---------------------------
                                                  Name: Dwight E. Lee
                                                  Title: General Partner


                                            FLAGSHIP PARTNERS, LTD.

                                            By: Knowlton Brothers, Inc.,
                                                  as Investment Advisor


                                            By:  /s/ Stanley Knowlton
                                                 ---------------------------
                                                  Name: Stanley Knowlton
                                                  Title: President


                                            DARWIN OFFSHORE PARTNERS, LTD.

                                            By: Knowlton Brothers, Inc.,
                                                  as Investment Advisor


                                            By:  /s/ Stanley Knowlton
                                                 ---------------------------
                                                  Name: Stanley Knowlton
                                                  Title: President


                                            FAMILY PARTNERS & CO.

                                            By: Knowlton Brothers, Inc.,
                                                  as general partner


                                            By:  /s/ Stanley Knowlton
                                                 ---------------------------
                                                  Name: Stanley Knowlton
                                                  Title: President


                                            FRONTIER PARTNERS & CO.

                                            By: Knowlton Brothers, Inc.,
                                                  as general partner


                                            By:  /s/ Winthrop Knowlton
                                                 ---------------------------
                                                  Name: Winthrop Knowlton
                                                  Title: Chairman

                                                             Page 36 of 36 Pages


                                            KNOWLTON BROTHERS, INC.


                                            By:  /s/ Winthrop Knowlton
                                                 -------------------------
                                                  Name: Winthrop Knowlton
                                                  Title: Chairman



                                            KNOWLTON ASSOCIATES, INC.


                                            By:  /s/ Winthrop Knowlton
                                                 -------------------------
                                                  Name: Winthrop Knowlton
                                                  Title: Chairman



                                            HUGH KNOWLTON TRUST FOR THE
                                            BENEFIT OF ERICA KNOWLTON


                                            By:  /s/ Winthrop Knowlton
                                                 -------------------------
                                                  Name: Winthrop Knowlton
                                                  Title: Trustee


                                                 /s/ Winthrop Knowlton
                                                 -------------------------
                                                     WINTHROP KNOWLTON


                                                 /s/ Stanley Knowlton
                                                 -------------------------
                                                     STANLEY KNOWLTON


                                                 /s/ Christopher Knowlton
                                                 -------------------------
                                                     CHRISTOPHER KNOWLTON


                                                 /s/ Robert R. Barker
                                                 -------------------------
                                                     ROBERT R. BARKER


                                                 /s/ Dwight E. Lee
                                                 -------------------------
                                                     DWIGHT E. LEE